SUPPLEMENT DATED AUGUST 17, 1998 TO SUPPLEMENTS  DATED JULY 16, MAY 22, MAY
4, APRIL 3, APRIL 1, MARCH 23, FEBRUARY 25, AND JANUARY 21, 1998, AND DECEMBER 19, 1997, TO PROSPECTUS DATED DECEMBER 4, 1997

                                              COSTCO COMPANIES, INC.

         The following table adds Medical Liability Mutual Insurance Company and Healthcare Underwriters Mutual Insurance Company to the list of Selling Securityholders previously set forth in the Prospectus dated December 4, 1997, as supplemented on December 19, 1997, and January 21, February 25, March 23, April 1, April 3, May 4, May 22, and July 16, 1998. The table also sets forth information as to additional securities that were acquired by Donaldson Lufkin & Jenrette Securities Corp. ("DLJ") and Merrill Lynch, Pierce, Fenner & Smith, Inc. ("Merrill Lynch") since each was last named as a Selling Securityholder. Amounts shown for DLJ and Merrill Lynch are not adjusted for any sales that they may have made pursuant to the Registration Statement. DLJ has provided and will continue to provide financial advisory services to Costco Companies, Inc. (the "Company") for which DLJ has received customary fees. Hamilton E. James, a Managing Director of DLJ, is a member of the Board of Directors of the Company. Except as set forth for DLJ, none of the Selling Securityholders listed below has had a material relationship with the Company or any of its predecessors or affiliates within the past three years.

                                                       Face Amount of Notes       Shares of Common Stock
                                                     Owned Prior to Offering($)     Owned Prior to Offering1

            Selling Securityholder
Donaldson Lufkin & Jenrette Securities Corporation            $98,820,000 2               1,122,051 2
Healthcare Underwriters Mutual Insurance Company               $1,250,000 3                  14,193 3
Medical Liability Mutual Insurance Company3                   $35,000,000 3                 397,407 3
Merrill Lynch, Pierce, Fenner & Smith, Inc.                   $64,839,000 2                 736,214 2

1     Includes the Shares into which the Notes are convertible.

2     Includes securities previously registered.

3     Represents  securities over which INVESCO (NY), Inc. ("INVESCO") has sole dispositive  and voting  authority  as  investment  manager.  INVESCO  disclaims beneficial ownership of all such securities.

     The date of this Prospectus Supplement is August 17, 1998